Exhibit 99.10

Agreement For Termination of Chee Leong Wong’s Employment Contract As Chief Financial Officer

Termination Of Wong Chee Leong’s Employment & Settlement of Salary

Wong Chee Leong (“WCL”) and Mezabay International Inc. (Formerly, Cardtrend International Inc.) (“Company”) herby mutually agree that WCL’s employment with the Company under the Employment Contract dated July 1st, 2006 and its addendum dated January 1st, 2007 (“Employment Contract”) shall be terminated with effect from September 23, 2009. Accordingly, WCL hereby resigns from the Company as its Senior Vice President & Chief Financial Officer with effect from September 23, 2009.

WCL and the Company mutually agree that the Company shall pay to WCL (i) a sum of HK$ 19,697.97 being salary from September 1, 2009 to September 23, 2009; (ii)a sum of HK$ 25,249.32 in lieu of 16 days of vacation leave which WCL was entitled to but unconsumed as at September 23, 2009; and (iii) a sum of HK$ 1,017,863.01 being compensation for early termination of the Employment Contract, totaling HK$ 1,062,810.30 (or US$ 137,110.27) (“Total Due”).

WCL and the Company mutually agree that the Company shall settle the Total Due of US$ 137,110.27 by issuing to WCL a total of 17,138,784 Rule 144 restricted shares of its common stock, at a price of $0.008 per share (“Shares”).

WCL agrees that the unvested and vested shares as at September 23, 2009 of all the three share options granted to him by the Company on September 5, 2008 are hereby cancelled with immediate effect.

WCL and the Company hereby agree that upon the issuance and delivery of the Shares to WCL by the Company, the Company and WCL shall have discharged all their respective obligations under the said Employment Contract and any addendum thereto and they shall release each other of any other obligation and shall have no claim against each other.

Agreed to by:
For and on-behalf of	For and on-half of
Mezabay International Inc.	Wong Chee Leong

SHOON HAU TSIN	WONG CHEE LEONG
Shoon Hau Tsin	Wong Chee Leong
Director	(Malaysia I/C No.: 611086085691)

Date: September 23, 2009.	Date: September 23, 2009